Exhibit 12(a)(4)
PARADIGM MULTISTRATEGY FUND I, LLC
PARADIGM FUNDS TRUST
(THE “FUNDS”)
PROXY VOTING POLICY AND PROCEDURES
GENERAL POLICY
          It is the policy of PARADIGM Global Advisors, LLC (“Advisor”) to consider and vote each proxy proposal in the best interests of clients and account beneficiaries with respect to securities held in the accounts of clients for whom Advisor provides discretionary investment management services and have authority to vote their proxies.
          The Advisor may vote proxies as part of its authority to manage, acquire and dispose of account assets. The Advisor will not vote proxies if the advisory agreement does not provide for the Advisor to vote proxies or the “named fiduciary” for an account has explicitly reserved the authority for itself.
          When voting proxies for client accounts, the Advisor primary objective is to make voting decisions solely in the best interests of clients and account beneficiaries. In fulfilling its obligations to clients, the Advisor will act in a manner deemed to be prudent and diligent and which is intended to enhance the economic value of the underlying securities held in client accounts. If appropriate to do so, the Advisor may employ an independent service provider to vote a proxy or to advise in the voting of a proxy. In certain situations, a client or its fiduciary may provide the Advisor with a statement of proxy voting policy. In these situations, the Advisor will generally seek to comply with such policy to the extent it would not be inconsistent with the fiduciary responsibility of the Advisor.
PROCEDURES FOR VOTING PROXIES
          These procedures are adopted pursuant to the policy cited above and are hereby delegated to the Proxy Committee. The Proxy Committee may consist of executive, investment, compliance, legal and operations personnel. The Proxy Committee will review these procedures on a yearly basis and make such changes as it believes are necessary to maintain compliance with applicable federal securities regulations.
Evaluation and Voting
          The Proxy Committee shall designate one or more employees of the Advisor (each a “designated employee”) to review each proxy received by the Advisor for which the Advisor has the responsibility to vote and to ensure that all proxies are voted according to the Advisor’s guidelines.

1.	The issues presented in the proxy materials;

2.	The interests of the Advisor, if any, in those issues;

3.	How the proxy will be voted; and
          The record will include any external conversations and copies of all other materials that were material to the evaluation and recommendation made by the designated employee. Where an apparent conflict of interest exists, or where the designated employee requires additional guidance, the nature and circumstances of the proxy will be brought to the attention of the Proxy Committee, which will determine how the proxy will be voted.
          In cases where a client has asked the Advisor for advice with respect to a proxy, the designated employee will submit a memorandum containing the recommendation to the Proxy Committee, which will:
1.	Endorse the memorandum for delivery to the client;

2.	Return the memorandum for further consideration; or

3.	In the case of a potential conflict of interest or basic disagreement about the voting of the proxy, submit the memorandum to the Investment Policy Committee for direction with respect to the advice the Advisor should provide to the client with respect to the proxy.
Conflicts of Interest
          The Advisor will maintain a list of those companies which issue publicly traded securities and with which affiliates of the Advisor has such a relationship that proxies presented with respect to those companies may, or may be perceived to give rise to a conflict of interest between the Advisor and its clients.
          The term “conflict of interest” refers to a situation in which affiliates of the Advisor has a financial interest in a matter presented by a proxy other than the obligation the Advisor incurs as investment adviser and any other client which may compromise the Advisor freedom of judgment and action with respect to the voting of the proxy. Examples of such a situation include:
1.	Companies affiliated with Directors/Trustees;

2.	Companies affiliated with officers of the Advisor; and

3.	Companies that maintain significant business relationships with the Advisor or is actively seeking a significant business relationship.
          Proxies that are received from companies on the list will be directed by the designated employee to the Proxy Committee for its review and consideration. The Proxy Committee will determine, based on a review of the issues raised by the solicitation, the nature of the potential conflict and, most importantly, the Advisor’s commitment to vote proxies in the best interests of client accounts, how the proxy will be voted.
          In rare instances, the Proxy Committee may decline to vote the proxy when the cost of addressing the potential conflict of interest is greater than the benefit to the Funds or any other clients of voting the proxy.
          All votes submitted by the Advisor on behalf of its clients are not biased in any way by other clients of the Advisor. For example, the fact that XYZ Corporation is a client of the Advisor does not impact the proxy voting of XYZ stock that may be held in the portfolios of other clients. All proxy voting proposals are voted with regard to enhancing shareholder wealth and voting power (unless otherwise directed by a client with respect to that client’s stock).
Reporting and Disclosure
          Once each year, the Advisor shall include in its presentation materials to the Boards of Directors/Trustees of the investment companies which it serves as investment adviser, a record of each proxy voted with respect to portfolio securities of the investment companies during the year. With respect to those proxies that the Advisor has identified as involving a conflict of interest, the Advisor shall submit a separate report indicating the nature of the conflict of interest and how that conflict was resolved with respect to the voting of the proxy.
          the Advisor shall disclose within its Form ADV how other clients can obtain information on how their securities were voted. the Advisor shall also describe this proxy voting policy and procedures within the Form ADV, along with a disclosure that a client shall be provided a copy upon request.
Recordkeeping
the Advisor shall retain records relating to the voting of proxies, including:
1.	A copy of this proxy voting policy and procedures relating to the voting of proxies.

2.	A copy of each proxy statement received by the Advisor regarding portfolio securities in the Advisor’s client accounts.

3.	A record of each vote cast by the Advisor on behalf of a client.

4.	A copy of each written client request for information on how the Advisor voted proxies on behalf of the client account, and a copy of any written response by the Advisor to the client account.

5.	A copy of any document prepared by the Advisor that was material to making a decision regarding how to vote proxies or that memorializes the basis for the decision.
          the Advisor shall rely on proxy statements filed on the SEC’s EDGAR system instead of maintaining its own copies.
          These records shall be retained for five (5) years from the end of the fiscal year during which the last entry was made on such record and during the first two (2) years onsite at the appropriate office of the Advisor.

Schedule A
          The following is a concise summary of the Advisor’s proxy voting policy guidelines.
1. Auditors
Vote FOR proposals to ratify auditors, unless any of the following apply:
•	An auditor has a financial interest in or association with the company, and is therefore not independent

•	Fees for non-audit services are excessive, or

•	There is reason to believe that the independent auditor has rendered an opinion which is neither accurate nor indicative of the company’s financial position.
2. Board of Directors/Trustees
Voting on Director Nominees in Uncontested Elections
Votes on director nominees should be made on a CASE-BY-CASE basis, examining the following factors: independence of the board and key board committees, attendance at board meetings, corporate governance provisions and takeover activity, long-term company performance, responsiveness to shareholder proposals, any egregious board actions, and any excessive non-audit fees or other potential auditor conflicts.
Classification/Declassification of the Board
Vote AGAINST proposals to classify the board.
Vote FOR proposals to repeal classified boards and to elect all Trustees annually.
Independent Chairman (Separate Chairman/CEO)
Vote on a CASE-BY-CASE basis shareholder proposals requiring that the positions of chairman and CEO be held separately. Because some companies have governance structures in place that counterbalance a combined position, certain factors should be taken into account in determining whether the proposal warrants support. These factors include the presence of a lead director, board and committee independence, governance guidelines, company performance, and annual review by outside Trustees of CEO pay.
Majority of Independent Directors/Establishment of Committees

Vote FOR shareholder proposals asking that a majority or more of Directors be independent unless the board composition already meets the threshold for definition of independence.
Vote FOR shareholder proposals asking that board audit, compensation, and/or nominating committees be composed exclusively of independent Directors if they currently do not meet that standard.
3. Shareholder Rights
Shareholder Ability to Act by Written Consent
Vote AGAINST proposals to restrict or prohibit shareholder ability to take action by written consent.
Vote FOR proposals to allow or make easier shareholder action by written consent.
Shareholder Ability to Call Special Meetings
Vote AGAINST proposals to restrict or prohibit shareholder ability to call special meetings.
Vote FOR proposals that remove restrictions on the right of shareholders to act independently of management.
Supermajority Vote Requirements
Vote AGAINST proposals to require a supermajority shareholder vote.
Vote FOR proposals to lower supermajority vote requirements.
Cumulative Voting
Vote AGAINST proposals to eliminate cumulative voting.
Vote proposals to restore or permit cumulative voting on a CASE-BY-CASE basis relative to the company’s other governance provisions.
Confidential Voting
Vote FOR shareholder proposals requesting that corporations adopt confidential voting, use independent vote tabulators and use independent inspectors of election, as long as the proposal includes a provision for proxy contests as follows: In the case of a contested election, management should be permitted to request that the dissident group honor its confidential voting policy. If the dissidents agree, the policy remains in place. If the dissidents will not agree, the confidential voting policy is waived.
Vote FOR management proposals to adopt confidential voting.
4. Proxy Contests
Voting for Director Nominees in Contested Elections
Votes in a contested election of Directors must be evaluated on a CASE-BY-CASE basis, considering the factors that include the long-term financial performance, management’s track record, qualifications of director nominees (both slates), and an evaluation of what each side is offering shareholders.
Reimbursing Proxy Solicitation Expenses
Vote CASE-BY-CASE.
5. Poison Pills
Vote FOR shareholder proposals that ask a company to submit its poison pill for shareholder ratification. Review on a CASE-BY-CASE basis shareholder proposals to redeem a company’s poison pill and management proposals to ratify a poison pill.
6. Mergers and Corporate Restructurings
Vote CASE-BY-CASE on mergers and corporate restructurings based on such features as the fairness opinion, pricing, strategic rationale, and the negotiating process.
7. Reincorporation Proposals
Proposals to change a company’s state of incorporation should be evaluated on a CASE-BY-CASE basis, giving consideration to both financial and corporate governance concerns, including the reasons for reincorporating, a comparison of the governance provisions, and a comparison of the jurisdictional laws. Vote FOR reincorporation when the economic factors outweigh any neutral or negative governance changes.
8. Capital Structure
Common Stock Authorization
Votes on proposals to increase the number of shares of common stock authorized for issuance are determined on a CASE-BY-CASE basis..
Vote AGAINST proposals at companies with dual-class capital structures to increase the number of authorized shares of the class of stock that has superior voting rights.

Vote FOR proposals to approve increases beyond the allowable increase when a company’s shares are in danger of being delisted or if a company’s ability to continue to operate as a going concern is uncertain.
Dual-class Stock
Vote AGAINST proposals to create a new class of common stock with superior voting rights.
Vote FOR proposals to create a new class of nonvoting or sub voting common stock if:
•	It is intended for financing purposes with minimal or no dilution to current shareholders

•	It is not designed to preserve the voting power of an insider or significant shareholder
9. Executive and Director Compensation
Votes with respect to compensation plans should be determined on a CASE-BY-CASE basis. Our methodology for reviewing compensation plans primarily focuses on the transfer of shareholder wealth (the dollar cost of pay plans to shareholders instead of simply focusing on voting power dilution). Using the expanded compensation data disclosed under the SEC’s rules, the Advisor will value every award type. The Advisor will include in its analyses an estimated dollar cost for the proposed plan and all continuing plans. This cost, dilution to shareholders’ equity, will also be expressed as a percentage figure for the transfer of shareholder wealth, and will be considered long with dilution to voting power. Once the Advisor determines the estimated cost of the plan, we compare it to a company-specific dilution cap.
Vote AGAINST equity plans that explicitly permit repricing or where the company has a history of repricing without shareholder approval.
Management Proposals Seeking Approval to Reprice Options
Votes on management proposals seeking approval to reprice options are evaluated on a CASE-BY-CASE basis giving consideration to the following:
•	Historic trading patterns

•	Rationale for the repricing

•	Value-for-value exchange

•	Option vesting

•	Term of the option

•	Exercise price

•	Participation
Employee Stock Purchase Plans
Votes on employee stock purchase plans should be determined on a CASE-BY-CASE basis.
Vote FOR employee stock purchase plans where all of the following apply:
•	Purchase price is at least 85 percent of fair market value

•	Offering period is 27 months or less, and

•	Potential voting power dilution (VPD) is ten percent or less.
Vote AGAINST employee stock purchase plans where any of the opposite conditions obtain.
Shareholder Proposals on Compensation
Vote on a CASE-BY-CASE basis for all other shareholder proposals regarding executive and director pay, taking into account company performance, pay level versus peers, pay level versus industry, and long term corporate outlook.
10. Social and Environmental Issues
These issues cover a wide range of topics, including consumer and public safety, environment and energy, general corporate issues, labor standards and human rights, military business, and workplace diversity.
In general, vote CASE-BY-CASE. While a wide variety of factors goes into each analysis, the overall principal guiding all vote recommendations focuses on how the proposal will enhance the economic value of the company.